EXHIBIT 5.1

ATTORNEY AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com JANE K. ADAMS (858) 550-6015 adamsjk@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000

March 16, 2004

Hollis-Eden Pharmaceuticals, Inc.

4435 Eastgate Mall, Suite 400

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), pursuant to which the Company is registering for resale on behalf of certain selling stockholders, an aggregate of 323,589 shares of the Company’s common stock, par value $.01 (the “Shares”), pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of February 24, 2004 by and among the Company, CPC Acquisition Corp., Congressional Pharmaceutical Corporation and the Chairman of the Stockholders’ Representative (as defined therein).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Merger Agreement, the Certificate of Merger, the Company’s Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) 48,589 of the Shares are validly issued, fully paid and nonassessable, and (ii) 275,000 of the Shares, when issued and fully paid for in accordance with the provisions of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ JANE K. ADAMS

Jane K. Adams